Exhibit 95

Mine or Operating Name / MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of 6/30/2015 (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Revloc Refuse Site ID # 3608032	0	0	0	0	0	0	0	No	No	0	0	0